Exhibit 99.1

TMX Finance LLC Fiscal 2011 Earnings Conference Call

March 29, 2012 at 1:00 P.M. Eastern Time

Earnings Call Transcript

Operator: Good day and welcome to the TMX Finance fiscal 2011 earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Don Thomas, Chief Financial Officer. Please go ahead, sir.

Don Thomas: Hello, everyone. Thank you for participating in this conference call. Today you will hear remarks from our President, Joe Venezia, and myself, and then we will answer questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2012.

Next, it’s my pleasure to introduce our new President, Joe Venezia. Joe joined TMX Finance as its President on February 1st. Prior to joining our Company, Joe spent four years at Wal-Mart in positions of increasing operational responsibility as an officer of the company. Most recently, he held the position of President of the Northeast Division, leading 110,000 associates to achieve $32 billion in sales. In addition to field operations, Joe led the finance, human resources, merchandising, training and development, real estate, compliance, asset protection and legal departments. Before arriving at Wal-Mart, Joe served for five years as the President and General Manager of Wells Fargo Merchant Services, a $250 million joint venture company of Wells Fargo Bank and First Data Corporation providing merchant acquiring services to partner businesses. In this position, Joe led the sales, finance, human resources, technology, compliance and legal departments. Prior to joining Wells Fargo Merchant Services, Joe spent eight years at Proctor & Gamble within the brand management function, leading both the Luvs and Pampers Baby Care brands representing $500 million and $1.2 billion, respectively, in sales. Before his corporate career, Joe served nine years as an active duty Infantry Officer in the United States Army. As an Airborne Ranger in the 82nd Airborne Division, he was deployed to combat three times. Joe graduated from the United States Military Academy at West Point with a Bachelor of Science degree in Civil Engineering. We are very excited to have Joe as an integral part of our leadership team. At this time, I’ll turn the call over to our President, Joe Venezia.

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Joe Venezia: Thank you, Don, and welcome everyone to TMX Finance’s fiscal year 2011 Conference Call. As Don mentioned, I recently joined the TMX team in February. So far, I have spent my time primarily in stores gaining a fundamental – a real rubber meets the road – understanding of our customers, our business, and, most importantly, our employees who make it happen every day in the stores. I will continue in this capacity for six months and then focus full-time on the Company-wide operation & objectives. I am thrilled – absolutely thrilled – that Tracy Young, our owner and CEO and visionary, asked me to join his team at this time of tremendous growth. After working daily with our customers, I am very confident that the title lending industry will continue to expand and, further, that TMX will drive that growth due to our differentiation as both a low cost provider and an operator that prioritizes dignity and respect in all aspects of our customer experience.

While the global business environment in 2011 was volatile, our specific economic environment in the title lending industry has been and continues to be very favorable. Credit access for customers with low credit scores or impaired credit remains low. Housing data appears to be improving in 2012, but home values are far from fully recovered. Many Americans still do not qualify for traditional credit cards. There simply are not enough sources of credit for our customers when they come to us – often with very real, very urgent and very critical needs that need to be addressed immediately. Meanwhile, modest reductions in unemployment have helped fuel increasing consumer confidence to take on a loan based upon based upon their ability to pay it off, and these trends are apparent in our 2011 results that John and Tracy helped fuel.

First of all, title loans receivable – and this is the key indicator of future growth – increased 36% in 2011 compared to 2010, with a 6% increase in title loans receivable per store. And that’s an important point because that 6% increase in title loans receivable per store is with the addition of 166 new stores that opened with no book of business. Secondly, interest and fee income increased 30% in 2011 compared to 2010, and loan originations increased 41% in December 2011 compared to the same period last year in a critical month of discretionary spending for customers.

Looking ahead, we believe rising fuel prices and the resulting pressure on the wallet should provide more momentum for TMX. All things considered, it is a great time – a great time – to accelerate growth and be there for our customers. To take full advantage of our growth opportunity, we will need more capital than

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we are able to internally fund based upon our current cash flow. As you know, we issued $250 million in secured senior notes in June 2010 and an additional $60 million in senior secured notes in July 2011. The proceeds from these notes funded much of our growth in title loans receivable, new stores and related infrastructure expansion. Since June 2010, we have opened or acquired 236 new stores, increasing our store count currently to 796 stores. We opened 166 of these new stores in 2011. We expect these stores, on average, to attain profitability within 12 months of opening. As these stores continue to grow, we will experience significantly increased net income and EBITDA growth in both the first quarter and full year 2012, which will enable us to confidently take on more debt and accelerate our growth further.

To that point – and it really reinforces that point – a few highlights of our unaudited results through February 2012, two months into our fiscal year. Interest and fee income has increased more than 30% compared to the same period in 2011. Secondly, our loan originations – again, a critical indicator and window into the future – have increased more than 30% compared to the same period in 2011. And, importantly, net income and EBITDA have increased more than 40% compared to the same period in 2011. And with net income outpacing interest and fee income, it’s indicative of the scale we are gaining on those new stores.

Now, let me touch briefly on the legislative status at the federal, state and local levels in the areas in which we operate before I turn it over to Don who’s going to give you more detail on our 2011 financial performance.

At the federal level, as you know, the Consumer Financial Protection Bureau, or “CFPB,” was established in July 2011, one year after passage of the 2010 Dodd-Frank Financial Reform Bill. In January 2012, President Obama used his recess appointment authority to name Richard Cordray as Director of the CFPB. Mr. Cordray is in the process of gathering information from different industries that could potentially fall under increased regulation in the future. Thus far, the CFPB has issued audit procedures for payday lenders and has outlined the size of debt collectors it will regulate as those with revenues of $10 million or greater, and clearly, we would fall subject to that. The title lending industry has not been in the forefront of the CFPB remarks, and it is still unclear as to what extent and what timeline the CFPB will direct attention specifically to the title lending industry, if at all.

Next, at the state level, in the vast majority of the areas in which we operate, the legislative sessions that normally run from January through late May or early June are winding down. As a result, we are cautiously optimistic that our business will not be negatively impacted during the remainder of 2012.

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At the local level, Dallas and Austin – I know they were a discussion point in the third quarter call – they continue to remain in focus. As background, we currently have 33 stores open in Dallas and 11 stores in neighboring suburbs – again, 33 in Dallas and 11 in neighboring suburbs. In Austin, we have 5 stores currently open with plans to open more both inside and outside of the city limits. Since the last investor call, ordinances will take effect in Austin on May 1st and Dallas on June 17th – again Austin on May 1st and Dallas on June 17th – that would fundamentally limit the amount of money we can profitably loan customers within our current business model. We do not believe these ordinances are in the best interests of the customers. As I mentioned, they restrict the amount that customers can gain access to. From a legal perspective, the industry is challenging the legality of the ordinances in court. TitleMax of Texas, Inc. is also engaged in challenging the legality of the ordinances in Dallas. If the effective dates of these ordinances are not extended further, we will likely seek an injunction to prevent them from going into effect. If the ordinances go into effect as planned, we will comply by offering alternative product solutions. And this is important – we are prepared – we have identified and are prepared to offer alternative product solutions in those areas that we still see as key growth areas.

That concludes the legislative update. At this time, I’ll turn the call back over to you, Don, to give more detail on our 2011 performance.

Don Thomas: Thanks, Joe. I’ll take a few minutes to provide more information about the financial results for 2011. As Joe mentioned earlier, we’ve achieved a tremendous amount of growth that has resulted in higher revenues. Revenue for 2011 topped the half-billion mark at $506 million. In the fourth quarter of 2011, revenue increased 34% compared to the fourth quarter of 2010. Looking at both the fourth quarter and full year 2011, revenues increased in all states in which we operate with increases ranging from approximately 24% to 61% (and this is excluding new markets). The increase in revenue continues to result primarily from increases in same-store revenue, which includes stores open or acquired 13 months or longer. Same-store revenues increased 26% in 2011 compared to 2010. We believe the strong comparative growth continues to be driven by a combination of factors, including a significant contraction in credit-based products for lower credit score customers as well as our focus on sales training and incentive compensation plans for store management that encourage growth.

Stores open or acquired less than 13 months contributed approximately $15.3 million to revenue in 2011. This contribution from new stores represents 13% of the total increase in revenues. We expect the amount of revenue contributed from new stores will stay at this level as we plan to open and acquire additional stores in 2012. With the current favorable market conditions, we believe 2012 revenues will be up strongly again.

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Next, I’d like to discuss the provision for loan losses. We experienced an increase in our provision for loan losses in 2011 compared to 2010. Part of the increase was due to the growth in our business, and part of it was due to higher net charge-offs as a percent of originations. For 2011, net charge-offs as a percent of originations were 12.5% compared to 11.8% for 2010. We believe the increase in our net charge-off rate was a result of a shift towards growth in our store management incentive plans that began in the fourth quarter of 2010. Near the end of 2011, we made modifications to our store management incentive plans to better balance growth and profitability, and we have seen net charge-offs as a percent of originations improve in January and February 2012 compared to the trend in the last half of 2011. The changes in this area are an effort to find the maximum profitability that can be achieved from balancing growth and risk. We’ll continue to evaluate our results and make additional changes as necessary.

Salaries and related expenses increased by $43.1 million in 2011 as a result of the addition of operational personnel necessary to service the new stores and the higher quantity of loans in existing stores, and also due to higher corporate headcount, primarily in the areas of information technology, recruiting and construction. Lastly, our incentive-based compensation expense increased primarily due to increased store profit and the rise in new loan originations.

Occupancy costs increased $13.7 million in 2011 as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores and expanding our corporate office space. Our average monthly rent per store increased to $3,800 in 2011 compared to $3,200 in 2010.

Depreciation and amortization increased $3.4 million in 2011 due to capital expenditures of $32 million (excluding acquisitions). We spent approximately $15.8 million related to opening new stores and expanding corporate office space. The average capital expenditure per store is $87,000, which has decreased from $110,000 a couple of years ago due to sourcing stores in better locations that need less remodeling, changing the scope of the remodel effort and also actively negotiating cost reductions on items we purchase. The quality of the store appearance has been maintained while reducing the cost. Also, we spent $11.9 million on programming upgrades of our proprietary loan software for use in new and existing stores. An upgrade to our proprietary store system, which was placed in service in the second quarter of 2011, contributed to the increase in depreciation expense. Depreciation expense was also higher due to the acquisition of an aircraft in the fourth quarter of 2010 by TitleMax Aviation, Inc., a

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variable interest entity that we consolidate for financial reporting purposes. We expect about $40 million of capital expenditures in 2012 as we continue to add new stores and make programming upgrades to our proprietary store software. As a result of higher capital expenditures, we expect depreciation and amortization to continue to increase going forward.

Advertising expense increased $5.3 million in 2011 compared to 2010. The increase in advertising expense for the full year 2011 was primarily due to higher television advertising costs. Looking at the fourth quarter, advertising expense decreased 21% in 2011 compared to the fourth quarter of 2010. The higher expense in the fourth quarter of 2010 was for commercial production costs, which are incurred periodically. Going forward, we generally expect advertising expense to increase in relation to the growth of our business.

Other operating and administrative expenses increased $17.3 million in 2011. The increase was primarily driven by growth-related increases of $5.1 million in costs associated with recruiting and employee relocation, $2.7 million in collateral collection expenses, $2.2 million in accounting and legal services, $2.1 million in travel expenses and $1.9 million in office supplies and postage.

Interest expense increased $16.3 million in 2011 due primarily to the higher average debt balance outstanding related to the $250 million of senior notes issued in June 2010 and the additional issuance of $60 million of senior notes in July 2011. We expect interest expense in future periods will continue to increase relative to comparable prior periods due to higher balances of debt outstanding.

Our net income for 2011 was $67.9 million, a decrease of $13.8 million compared to 2010. Net income decreased due to the $16.3 million increase in interest expense combined with growth-related costs that outpaced the growth in revenue. Cumulative operating losses at new stores prior to them achieving profitability were approximately $15 million.

Our earnings before interest, taxes, depreciation and amortization, or “EBITDA,” was $125 million for 2011, representing a slight increase compared to $120 million in 2010. This amount is net of the cumulative operating losses at new stores that have not yet achieved profitability, and we believe it would have increased more in line with top-line revenue if the stores were more mature and had already achieved profitability. At December 31, 2011, many of our new stores were reaching and passing their breakeven point for profitability. As Joe said earlier, we believe the Company’s net income and EBITDA will increase significantly in the first quarter and full year of 2012 as the new stores achieve profitability

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and continue to grow. A reconciliation of EBITDA, which is a non-GAAP financial measure, to GAAP net income for the past five years is presented in the Selected Financial Data section of our Annual Report filed with the SEC on March 19th.

In summary, we made significant progress implementing our growth plans during 2011, and we have continued to generate significant increases in revenue. While our 2011 net income and EBITDA were impacted by interest expense and our growth initiatives, we expect our 2012 net income and EBITDA will increase significantly starting in the first quarter.

That concludes my remarks on the financials. Now, I will turn the call back over to Joe.

Joe Venezia: Thanks, Don, and before questions, let me take a couple of minutes now to update you on our growth plans going forward. There are three high leverage areas where we can significantly drive growth: (1) growing loan originations in existing stores – same store sales growth, (2) new store growth in both existing and new markets, and (3) development of an internet-based lending solution.

First, let’s talk about same-store sales growth. In 2011, we grew stores open at least 13 months by 26%. Title loans receivable per store grew from $611,000 to $648,000 despite the dilutive effect of the 166 new stores mentioned previously. This was driven by a favorable loan environment, improved sales training aimed at the critical General Manager role within our stores and compensation plans encouraging growth. In 2012, we will reinforce these elements while additionally:

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Leveraging newly introduced internet technologies, such as live chat and a recently enhanced company website to capture real time consumer leads and convert those leads into funded loans in our stores. Our upgraded website was launched in February and is generating loans with an average loan size 30% higher than normal – this is exciting – which we believe indicates that we are attracting a new consumer segment. The total loan volume generated by this source will exceed $1 million in March, our first month. We believe the loan volume will grow as we increase the marketing of the website.

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In Georgia, we will separate our EquityAuto Loan business that currently offers a second lien product into 127 standalone stores with separate management and the addition of other loan products under a new brand so we can fully realize the growth potential among this more creditworthy customer base.

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Second, I will address the potential store growth for 2012. As background, TMX Finance opened 166 new stores in 2011 (28 of which were acquired), with 31 new stores in existing markets and 135 of those 166 in newer markets such as Texas, Nevada, Arizona, Virginia and Florida. In 2012, we anticipate opening more than 200 stores (and this number is exclusive of the EquityAuto Loan relocations I previously mentioned). To date, we have opened 39 new stores in 2012 so far. The additional stores in our pipeline going forward are in Texas, Virginia and Arizona, which are relatively new states for us, as well as more established states – particularly Illinois – where we have lower store density. Of note, opportunistic acquisitions will continue to play a role in our growth, especially where zoning restrictions would have otherwise prevented market entry.

Third, I will provide a quick update on our planned internet operations. In the third and fourth quarters of 2011, we began investing in the development of an online business model. We believe internet-based title lending could be a valuable compliment to our existing brick and mortar stores, enabling very quick penetration into areas outside of our existing brick and mortar store footprint, not to mention the efficiency of it. We expect to process our first online title loan near the end of the second quarter of 2012, and we will continue to refine and develop this business model over time.

This concludes our prepared remarks. At this time, Melanie, if you could open it up to questions, I’d appreciate it.

Operator: Thank you. If you would like to ask a question, please signal by pressing the star key followed by the digit “1” on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press “star, 1” to ask a question. We’ll pause for just a moment to allow everyone an opportunity to signal for questions.

We’ll take our first question from Ken Bann with Jefferies and Company.

Erin Mazzoni: Hi, this is actually Erin Mazzoni calling in for Ken Bann – just a few questions. I was wondering if you could give us some more detail on capital expenditures for 2012 – given the exciting new store growth opportunities, the online growth and also just a breakout of your second lien products?

Don Thomas: Absolutely, Erin. This is Don. I’ll address that. We always are trying to balance same-store receivable growth and new store growth, so you know the actual number of new stores we open will be

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dependent as always on how significant our same-store growth is. But, assuming that we are in fact able to open up a couple hundred stores, then obviously quite a bit of our capital expenditure money will go towards that new store opening process. In addition, we’ll probably allocate in the neighborhood of $3 to $3.5 million of CAPEX to the splitting of EAL stores, and we’ll spend a bit of money around signage for our stores; we have generally allocated $2 or $3 million a year in signage. We also have allocated a significant amount of money to complete our new store system – our proprietary system that we call Atlas – by the end of this year. We set an aggressive goal to try to get that accomplished, and we certainly believe we can get there, however, it will be something we spend north of $15 million on this year to complete. So that’s where we’ll spend our capital expenditures in 2012.

Erin Mazzoni: Okay, great, and I’m sorry if you mentioned it previously, but did you give a projected 2012 number for capital expenditures in total?

Don Thomas: Yes, we did say that we expect to spend in the neighborhood of $40 million.

Erin Mazzoni: Okay, great, and then you know we do appreciate the color you’ve given us for January and February. Did you mention potentially how your comps have been running as well? I’m expecting pretty much in line with what you said but just to see if they’re running about the same rate.

Don Thomas: Comps are running pretty good. They tipped down just a little bit towards the end of last year, but they remain in double digit territory.

Erin Mazzoni: Okay, great, and then just on the loan loss provision – I know you say you’ve been working to improve that. I guess do you expect there to be a more normalized level in 2012? Given that you’re growing your store base, how are you working to balance the incentive comp with your profitability?

Joe Venezia: Yeah, Erin, we are – this is Joe – we’re optimistic about our trend on charge-offs. If you compare our fourth quarter charge-offs – both gross and net charge-offs – to January, we’re seeing improvement on a run-rate basis. Some of that you would expect to see based on the nature of January with tax returns and folks working down their principal, but encouragingly, comparing both Q4 to previous year Q4, and January to the previous January, we’re closing the gap and getting down toward a more normalized run rate. We expect this to continue, both as we clear the tax season and as the operational organization digests the compensation changes (because they are still fairly new), so we’re moving in the right direction and we’re cautiously optimistic that’s going to continue, but it’s something we’re laser-focused on.

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Erin Mazzoni: Okay, and then lastly just regarding the legislation in Texas, are you – I know you’re planning a lot of growth in the market – are you expecting to slow the growth at all in the Austin and Dallas areas until after the May/June period?

Joe Venezia: Yeah, we are very bullish on both of the Texas markets, and we have no plans to slow our growth. We think there’s a critical need there, we don’t think the pending legislation is in the interest of our customers, and as I mentioned, we have identified alternative product solutions that would allow us to operate. So the answer to your question is no.

Erin Mazzoni: Could you give us any additional color on what alternative products you’re looking to open, and if they’re as profitable as your current program in those markets?

Joe Venezia: Yeah, we have a number of directions that we could proceed down and we’re still tightening up our final approach, but based on the May deadline in Austin and the June deadline in Dallas, we will be prepared.

Erin Mazzoni: Okay, thank you very much.

Joe Venezia: Thank you.

Operator: And as a reminder, it is “star, 1” to signal for a question. We’ll go next to Max Strasburg with Farallon Capital Management.

Max Strasburg: Hi. Thanks for taking the question. Can you just describe for us the profitability you expect from the online offering? Are you going to charge similar interest rates? Do you think you’ll have similar loss rates, and which geographic markets are you planning to target with that offering?

Joe Venezia: Yeah, let me only start off on that and then I’ll turn it over to Don. We’re really excited about this. As you can imagine, though, offering a 100% virtual title loan is not without its complexity, so we anticipate offering our first loan at the end of the second quarter and then progressively ramping up that. From a material impact, I don’t see it from a top-line standpoint being material this year, but it provides us tremendous runway going forward. With regard to the profitability piece – Don, you want to talk about that?

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Don Thomas: Absolutely. We’ll pick a starting point, Max, from a pricing perspective and we’ll evaluate the actual charge-offs that we’re experiencing with the credit model that we put in place. So once we take a look at what our experience is, we’ll probably have a time period where we’re adjusting pricing for the product that we have in the market. So our goal would be to have profitability there that’s at least as good as our brick and mortar.

Max Strasburg: In the brick and mortar stores, you actually take physical possession of the title before you dispense funds, I think. Is that going to be the same with the online model?

Joe Venezia: You’re right, Max, we do. A number of states provide an electronic means for accessing the title and conducting the necessary title work in conjunction with a title loan. Obviously, we will focus in those areas first. But as I mentioned, these are the types of things we’re working through – that, how we virtually conduct an appraisal of a vehicle and tightening our underwriting model in this environment. So those are things we will start – again, at the end of Q2 with that first loan – and then continue to refine throughout the remainder of the year.

Max Strasburg: Thanks a lot.

Joe Venezia: You’re welcome.

Operator: And we’ll go next to Mack Fuller with GSO Capital Partners.

Mack Fuller: Hi. Thanks for my question and congratulations on a good year. On this internet online business, will there be any bigger of a drag on EBITDA for this year compared to last year, and if so, can you kind of guide to what magnitude?

Don Thomas: Absolutely. Yeah, with any start up, Mack, we’ll certainly have a little bit of drag – probably in the neighborhood of $3 million this year would be a good approximation.

Mack Fuller: Okay, that’s all I had, actually. Thank you.

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Joe Venezia: Thank you.

Operator: And we have no other questions at this time.

Don Thomas: All right. Well, if there are no additional questions, we thank you very much for your participation, and we’ll see you next time. Thanks.

Joe Venezia: Thanks, everyone.

Operator: And again that does conclude today’s conference. We thank you for your participation.

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